AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment Number One, dated November 1, 2004, to the Investment Advisory
Agreement, dated May 31, 1997 (the Agreement), by and between Van Kampen
Pennsylvania Quality Municipal Trust
(the Fund), an unincorporated trust established under the laws of the Commonwealth of Pennsylvania (the Trust), and Van Kampen
Asset Management (the Adviser, successor in interest of Van Kampen Investment
Advisory Corp.), a Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and
WHEREAS, the parties desire to amend
and restate Section 2. (a) of the Agreement relating to the investment management fee.
NOW THEREFORE, in consideration of
the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:
  Section 2.(a) of the Agreement is
hereby deleted in its entirety and replaced with the following:
2. (a) Fee. For the services and
facilities described in Section 1, the
Fund will accrue
daily and pay to the Adviser at the end
of each calendar month an investment
management fee equal to 0.55% of the
average daily managed assets of the Fund (which for purposes of determining such fee, shall mean the average daily value of the Fund, minus the sum of accrued liability other than the aggregate amount of any borrowings undertaken by the Fund).
IN WITNESS WHEREOF, the parties have
caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN PENNSYLVANIA QUALITY
 MUNICIPAL TRUST

By:
   ---------------------------
    Ronald E. Robison
    Executive Vice President
    and Principal Executive Officer


VAN KAMPEN ASSET MANAGEMENT

By:
   ---------------------------
    Edward C. Wood, III
    Managing Director